Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement of Eagle Broadband, Inc., on Form S-3 of our report dated December 16, 2002, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended August 31, 2002.

/s/ McManus & Co. P.C.
McManus & Co., P.C.
Certified Public Accountants
Rockaway, New Jersey

May 16, 2003